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                                                                    EXHIBIT 99.1


Contact:
David Herbst, The MWW Group
(213) 486-6560

Joseph Czyzyk, Mercury Air Group, Inc.
(310) 827-2737








                        MERCURY AIR GROUP, INC. ANNOUNCES
                            SETTLEMENT OF LITIGATION

LOS ANGELES, CALIFORNIA - DECEMBER 15, 2003 - Mercury Air Group, Inc. (AMEX/PCX:
MAX) announced that it entered into a settlement agreement relating to litigation with J O Hambro Capital Management Group Limited and certain of its affiliates and private clients. In connection with such settlement Mercury agreed to repurchase 343,600 shares of its common stock and pay certain costs for the mutual release of claims. The settlement terms provided for Mercury to issue notes to J O Hambro and its affiliates in the aggregate amount of $3,586,000. Both the Company's senior and subordinated lenders consented to the terms and conditions of the settlement agreement.

Mercury also has dismissed a complaint against J O Hambro Management Group, among others, previously filed in the United States District Court for the Central District of California. In dismissing the action against J O Hambro Management Group and its affiliates, Mercury determined that it was in the best interest of Mercury to dismiss such claims. Mercury's Chief Executive Officer, Joseph A. Czyzyk, said, "Mercury has no intention of pursuing claims asserted against J O Hambro and its affiliates and dismissal of the claims was the appropriate step to take, as upon further investigation of such claims we found them to be unworthy of pursuing. The estimated legal expenses in connection with our claim and additional anticipated protracted litigation necessitated this decision."

ABOUT MERCURY AIR GROUP

Los Angeles-based Mercury Air Group (AMEX/PCX/MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release which are not historical facts are forward- looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise the, as more information become available.

For further information please contact Joseph Czyzyk of Mercury Air Group, Inc. at (310) 827-2737.




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